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                                                           EXHIBIT 99.B (CE)
                                                           -----------------


     CERTIFICATE OF THE DESIGNATIONS, PREFERENCES AND RELATIVE,
     PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF THE SERIES A CUMULATIVE EXCHANGEABLE PREFERRED STOCK, PAR VALUE $1.00 PER SHARE, OF BALLY'S CASINO, INC.


     ________________________

     Pursuant to Section 151 of the General
     Corporation Law of the State of Delaware
     ________________________


               We, the undersigned, Lee S. Hillman and Carol S. DePaul, the Executive Vice President and the Secretary, respectively, of Bally's Casino, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151 thereof, DO HEREBY CERTIFY that the Board of Directors of the Corporation duly adopted the following resolution on August 10, 1994:

               RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation of the Corporation the Board of Directors has created a series of Preferred Stock, par value $1.00 per share, of the Corporation, to consist of 1,685,994 shares of such Preferred Stock, and hereby fixes the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Restated Certificate of Incorporation of the Corporation which are applicable to Preferred Stock of all series) as follows:

                                 I.  DESIGNATION

               The designation of the series of Preferred Stock created by this resolution shall be "Series A Cumulative Exchangeable Preferred Stock" (the "Series A Preferred Shares") and the authorized number of shares constituting such series shall be 1,685,994. The par value of the Series A Preferred Shares shall be $1.00 per share.




















     NYFS04...:\30\20130\0001\2042\EXH1245F.070
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          A.   Voting Rights.  Each holder of Series A Preferred Shares
               -------------
     shall be entitled to vote for the election or removal of the directors of the Corporation and on all other matters which shareholders are entitled to vote under the General Corporation Laws of the State of Delaware and shall have one vote for each share of Series A Preferred Shares held of record. Holders of the Series A Preferred Shares shall not have any right to vote their shares as a separate class, except as may be required by the General Corporation Laws of the State of Delaware. Each recordholder of Series A Preferred Shares shall be entitled to notice of all meetings or actions of shareholders.

          B.   Dividend Rights.
               ---------------
               1. The holders of shares of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Corporation's Board of Directors out of funds of the Corporation legally available therefor, cumulative cash dividends on the shares of the Series A Preferred Shares at the rate of $.339 per annum per share, payable semi-annually on January 31, and July 31 in each year, commencing July 31, 1995. Such dividends shall be cumulative from the date of original issue of such shares. Each such dividend shall be paid to the holders of record of shares of the Series A Preferred Shares as they appear on the stock register of the Corporation on such record date, not more than 30 days nor less than 10 days preceding the dividend payment date thereof, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof.

               2. Dividends payable on the Series A Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

          C.   Liquidation Rights.
               ------------------
               1. Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of outstanding Series A Preferred Shares shall be entitled to receive in respect of each share from the Corporation's assets available for distribution to stockholders cash in the amount of the Liquidation Preference (as hereinafter defined) per share, before any payment or distribution shall be made to the holders of shares of the Corporation's common stock, par value $1.00 per share ("Common Shares"), or shares of any other class of capital stock of the Corporation. If, upon any liquidation, dissolution or winding up of the affairs of the




























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     Corporation, the Corporation has insufficient funds to pay the amounts payable under this paragraph 1 to the holders of all the outstanding Series A Preferred Shares, the holders of such Series A Preferred Shares shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

               2. None of the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation, nor the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the consolidation or merger of any other corporation or corporations with or into the Corporation, nor any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of another corporation succeeding to the business and obligations of the Corporation, shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section C.

               3. After the payment in cash to the holders of Series A Preferred Shares of the full preferential amount fixed in accordance with the provisions of paragraph 1 with respect to the outstanding Series A Preferred Shares, the holders of outstanding Series A Preferred Shares as such will have no right or claim to any of the remaining assets of the Corporation.

               4. The "Liquidation Preference" per Series A Preferred Share shall be Six Dollars and Two and Seven Tenths Cents ($6.027) per share plus an amount in cash equal to all accrued but unpaid dividends thereon on the date of dissolution, liquidation or winding up.

          D.   Exchange Rights.
               ---------------
               1.   Exchange.  The holder of each outstanding Series A
                    --------
     Preferred Share may, at any time on or before December 31, 2001 and subject to the terms and conditions hereinafter set forth, exchange such share for shares of Common Stock, par value $.66-2/3 per share, of Bally Entertainment Corporation (hereinafter called the "Bally Common Stock") at the Exchange Ratio (as hereinafter defined). To the extent at the time an exchange is requested, in the sole judgment of the Corporation, the issuance of Bally Common Stock to be transferred on the exchange of Series A Preferred Shares requires shareholder or other approvals of the Corporation or Bally Entertainment Corporation or its successors or assigns (hereinafter called "BEC") not previously obtained in order to comply with rules and


























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     regulations established by the New York Stock Exchange, the holder shall not be permitted to exchange Series A Preferred Shares for Bally Common Stock; provided that, if part but not all of the Series A Preferred Shares may be exchanged without obtaining such approval, then such portion of Series A Preferred Shares not requiring approval for exchange may be exchanged and provided further that the Corporation shall redeem the shares of Series A Preferred Stock of any holder that seeks to exchange shares of Series A Preferred Stock but is not permitted to exchange such shares, in whole or in part, due to any of the foregoing for an amount equal to the "Underlying Value." The term "Underlying Value" for each share of Series A Preferred Shares shall mean the aggregate value of the shares of Bally Common Stock that a share of Series A Preferred Shares is exchangeable into, and any other securities, rights, evidence of indebtedness or assets that holders of Series A Preferred Shares would be entitled to receive per share pursuant to paragraph 5(d) of this Section D which value shall be the sum of (i) the product of the aggregate shares of Bally Common Stock that a share of the Series A Preferred Shares is exchangeable into and the average closing price per share of Bally Common Stock for the five trading days following the date that the Corporation notifies a holder of Series A Preferred Shares in writing that has complied or substantially complied with paragraph 3 of Section D that such exchange will not be permitted, in whole or in part; and (ii) the fair market value of any such rights, evidence of indebtedness or assets as determined in good faith by the Board of Directors of the Corporation and evidenced by a resolution thereof.

               2.   Exchange Price.  Each Series A Preferred Share shall be
                    --------------
     exchangeable at an office or agency referred to below into a number of shares of Bally Common Stock (calculated as to each conversion to the nearest whole share) as is determined by dividing Six dollars and two and seven/tenths cents ($6.027) by the Exchange Price on the Exchange Date (defined below (the "Exchange Ratio")). The price at which shares of Bally Common Stock shall initially be transferred upon exchange shall be Six Dollars and Seventy-Five Cents ($6.75) per share, which price may be adjusted from time to time as hereinafter provided (the "Exchange Price").

               3.   Method of Exchange.  In order to exercise such exchange
                    ------------------
     right, the holder of any Series A Preferred Shares to be exchanged shall present and surrender the certificate(s) representing such Series A Preferred Shares during usual business hours at any office or agency of the Corporation maintained for the transfer of Series A Preferred Shares, and shall deliver a written notice of its election to exchange the Series A Preferred




























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     Shares represented by such certificate(s), or any portion thereof, specified in such notice. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for Bally Common Stock transferrable on such exchange shall be transferred. If so required by the Corporation, any certificate for Series A Preferred Shares surrendered for exchange shall be accompanied by an instrument of transfer, in form satisfactory to the Corporation, duly executed by the holder of such Series A Preferred Shares or such holder's duly authorized representative. Each exchange of Series A Preferred Shares shall be deemed to have been effected on the date (the "Exchange Date") on which the certificate or certificates representing such Series A Preferred Shares shall have been surrendered and any required notice and instruments of transfer received as aforesaid. Subject to the provisions of paragraph 5(f) of this Section D, the person or persons in whose name or names any certificate or certificates for Bally Common Stock shall be transferrable upon such exchange shall be deemed (as between such person and the Corporation) to have become the holder or holders of record of such Bally Common Stock immediately prior to the close of business on the Exchange Date. Subject to the provisions of paragraph 5(f) of this Section D, as promptly as practicable after the presentation and surrender for exchange, as herein provided, of any certificate for Series A Preferred Shares, the Corporation shall transfer and deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Bally Common Stock transferrable upon such exchange. In the event that any certificate for Series A Preferred Shares shall be surrendered for exchange of less than all of the Series A Preferred Shares represented thereby, the Corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of Series A Preferred Shares represented by such surrendered certificate which are not exchanged. The issuance of certificates for Bally Common Stock transferrable upon the exchange of Series A Preferred Shares, and the issuance of certificates representing Series A Preferred Shares which are not exchanged as described above, shall be at the Corporation's expense and without charge to the exchanging holder for any tax imposed on the Corporation in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the Series A Preferred Shares, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the transfer thereof shall have paid to the Corporation the amount of such tax






























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     or shall established to the satisfaction of the Corporation that such tax has been paid.

               4.   Fractional Shares.  If more than one Series A Preferred
                    -----------------
     Share shall be surrendered for exchange at one time by the same holder, the number of full shares of Bally Common Stock transferrable upon exchange thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered. Any fractional interest in a share of Bally Common Stock deliverable upon the exchange of any Series A Preferred Shares will be rounded to the nearest whole share, and the certificate for Bally Common Stock delivered by the Corporation pursuant to paragraph 3 shall be only in whole shares of Bally Common Stock.

               5.   Adjustment of Exchange Price.  The Exchange Price for
                    ----------------------------
     the Series A Preferred Shares shall be subject to adjustment from time to time as follows:

                    a.   Stock Dividends; Stock Splits, etc.  If the number
                         -----------------------------------
               of shares of Bally Common Stock outstanding is increased by a stock dividend payable in shares of Bally Common Stock or by a subdivision or split-up of Bally Common Stock, then immediately after the Corporation receives notice of the record date fixed for the determination of holders of Bally Common Stock entitled to receive such stock dividend or the effective date of such subdivision or such split-up, as the case may be, the Exchange Price shall be appropriately adjusted so that the holder of any Series A Preferred Share thereafter exchanged shall be entitled to receive the number of shares of Bally Common Stock which such holder would have owned immediately following such action had such Series A Preferred Share been exchanged into Bally Common Stock immediately prior thereto, assuming no limitations due to the provisions of paragraph 1 of Section D.

                    b.   Combination of Shares.  If the number of shares of
                         ---------------------
               Bally Common Stock outstanding is decreased by a combination of the outstanding shares of Bally Common Stock, immediately after the effective date of such combination, the Exchange Price shall be appropriately adjusted so that the holder of any Series A Preferred Shares thereafter exchanged shall be entitled to receive the number of shares of Bally Common Stock which such holder would have owned immediately following such action had such Series A



























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               Preferred Shares been exchanged immediately prior thereto, assuming no limitations due to the provisions of paragraph 1 of Section D.

                    c.   Reorganizations, Etc.  In the case of any capital
                         ---------------------
               reorganization of BEC, any reclassification of shares of Bally Common Stock, the consolidation of BEC with or the merger of BEC with or into any other entity (other than a reorganization or merger solely for the purpose of a change in the state of incorporation of BEC) or the sale, lease or other transfer of all or substantially all of the assets of BEC to any other person or entity, each Series A Preferred Share shall after such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer be convertible into the number of shares of capital stock or other securities or property to which the shares of Bally Common Stock transferrable (at the time of such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer) upon exchange of such Series A Preferred Shares would have been entitled upon such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the Series A Preferred Shares shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be possible, to any shares of capital stock or other securities or property thereafter deliverable on the exchange of the Series A Preferred Shares, assuming no limitations due to the provisions of paragraph 1 of Section D.

                    d.   Evidences of Indebtedness or Assets.  In the event
                         -----------------------------------
               that after December 31, 1994 BEC shall declare a distribution payable in securities or rights of any other individual, corporation, partnership, association, trust or other entity or organization, including any government or political subdivision or any agency or instrumentality thereof ("Person"), or evidences of indebtedness issued by BEC or other Persons or assets (excluding cash dividends or dividends payable solely in shares of BEC Common Stock) then, in each such case, each holder of Series A Preferred Shares shall receive such distribution when shares of the Series A Preferred Shares are exchanged for shares of Bally Common Stock, assuming no




























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               limitations due to the provisions of paragraph 1 of Section
               D.

                    e.   Rounding of Calculations; Minimum Adjustment.  All
                         --------------------------------------------
               calculations under this paragraph 5 shall be made to the nearest cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section D to the contrary notwithstanding, no adjustment in the Exchange Price shall be made if the amount of such adjustment would be less than one cent ($0.01), but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of, and together with, any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate one cent ($0.01) or more.

                    f.   Timing of Issuance of Additional Bally Common
                         ---------------------------------------------
               Stock Upon Certain Adjustments.  If (i) the provisions of
               ------------------------------
               this paragraph 5 shall require that an adjustment shall become effective immediately after a record date for an event, and (ii) any Series A Preferred Shares are converted after such record date and before the occurrence of such event, then the Corporation may defer, until the occurrence of such event, issuing to the holder of Series A Preferred Shares so converted the Bally Common Stock issuable upon such exchange by reason of the adjustment. The Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

                    g.   Applicable Adjustment.  In any case in which two
                         ---------------------
               or more separate provisions of this paragraph 5 shall require an adjustment to the Exchange Price for the Series A Preferred Shares due to the same circumstances or set of circumstances, the applicable adjustment shall be the largest adjustment lowering the Exchange Price resulting from the application of any appropriate subparagraph of this paragraph 5 to such event.

               6.   Statement Regarding Adjustments.  Whenever the Exchange
                    -------------------------------
     Price is adjusted as herein provided:

                    a. the Corporation shall compute the adjusted Exchange Price in accordance with this Section D and

























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               shall prepare a certificate signed by an officer of the
               Corporation setting forth the adjusted Exchange Price and the facts requiring such adjustments, and such certificate shall forthwith be filed at the office of the transfer agent or agents, if any, for the Series A Preferred Shares and at the principal office of the Corporation; and

                    b. a notice stating that the Exchange Price has been adjusted and setting forth the adjusted Exchange Price and the facts requiring such adjustment shall, as soon as practicable, be mailed to the holders of record of the outstanding Series A Preferred Shares. Where appropriate, such notice may be given in advance and may be included as part of a notice required to be mailed under the provisions of paragraph 8 of this Section D.

               7.   Cancellation.  All Series A Preferred Shares which
                    ------------
     shall have been surrendered for exchange as herein provided in this Section D shall no longer be deemed to be outstanding and all rights with respect to such Series A Preferred Shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate, except only the right of the holders thereof to receive Bally Common Stock or other assets or property in exchange therefor. Any Series A Preferred Shares surrendered for exchange shall be cancelled and shall not be reissued by the Corporation.

               8.   Notice to Holders.  In the event that:
                    -----------------
                    a. the Corporation shall, or receives notice that BEC intends to, take action leading to a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation or BEC, as the case may be;

                    b. the Corporation receives notice that BEC intends to take action to offer for subscription pro rata to the holders of any class of its capital stock securities of any kind; or

                    c. the Corporation shall, or receives notice that BEC intends to, take action to accomplish any capital reorganization, or reclassification of the Bally Common Stock (other than a subdivision, split-up or combination of the Bally Common Stock), or consolidation or merger to which the Corporation or BEC






























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               is a party and for which approval of any shareholders of the
               Corporation or BEC is required, or the sale or transfer of all or substantially all of the assets of the Corporation or BEC;

     then the Corporation shall promptly (but in the case of any such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up of the Corporation, at least thirty (30) days prior to the date or expected date on which the same shall take place) cause written notice thereof to be mailed to each holder of Series A Preferred Shares at such holder's address as shown on the books of the Corporation. The notice to be given in accordance with this paragraph 8 shall also specify (A) the date or expected date on which the holders of Bally Common Stock shall be entitled to such offering of subscription rights, or (B) the date or expected date on which the holders of Bally Common Stock or Series A Preferred Shares shall be entitled to exchange their shares for securities or other property deliverable upon any such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, as the case may be. In the event that any holder of Series A Preferred Shares sends a written notice ("Holder's Notice") to the Corporation that such holder believes any proposed reorganization, reclassification, consolidation, merger, sale or transfer will, in such holder's reasonable opinion, impair the Corporation's ability to redeem such holder's Series A Preferred Shares, then the Corporation shall redeem such shares in accordance with paragraph 2 of Section E prior to, and as a condition of the consummation of any such reorganization, reclassification, consolidation, merger, sale or transfer. The date of such redemption is hereinafter referred to as a "Special Redemption Date."

               9.   Reclassification of Bally Common Stock.  For the
                    --------------------------------------
     purposes of this Section D, the term "Bally Common Stock" shall mean
     (a) the class of stock designated as the Common Stock of BEC in BEC's Restated Certificate of Incorporation, or (b) any other class of stock resulting from successive changes or reclassification of such Bally Common Stock consisting solely of changes in par value or from no par value to par value, or from par value to no par value. If at any time as a result of an adjustment made pursuant to the provisions of paragraph 5(c) of this Section D, the holder of any Series A Preferred Shares thereafter surrendered for exchange shall become entitled to receive any shares other than Bally Common Stock then the number of such other shares so receivable upon exchange of any Series A Preferred Share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to





























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     the provisions with respect to the Bally Common Stock contained in paragraph 5(c) of this Section D, and the other provisions of this Section D with respect to the Bally Common Stock shall apply on like terms to any such other shares.

               10.  No Liens.  All Bally Common Stock that may be
                    --------
     transferred upon exchange of the Series A Preferred Shares will, upon transfer by the Corporation, be free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result.

          E.   Redemption.
               ----------
               1.   Optional Redemption.
                    -------------------
                    a. The Series A Preferred Shares will be redeemable at any time on and after June 30, 1997 at the option of the Corporation by resolution of its Board of Directors, in whole and not in part (except as set forth in paragraph
               (b)), at Six Dollars and Two and Seventh Tenths Cents ($6.027) per share, plus in each case, all dividends accrued and unpaid on the Series A Preferred Shares up to the date fixed for redemption (the "Redemption Price"), upon giving notice as provided.

                    b. Notwithstanding anything to the contrary, the Corporation shall have the option at any time, by resolution of its Board of Directors, to redeem the Series A Preferred Shares held by any holder, to the extent required by any gaming laws or authorities of any jurisdiction in which the Corporation or any of its subsidiaries or affiliates is licensed, registered, approved or found suitable, at the maximum price allowed by such gaming laws or authorities.

               2.   Mandatory Redemption.  Upon the earliest to occur of
                    --------------------
     (i) December 31, 2001, or (ii) at any time after June 30, 1997, 35 days after receiving notice from the holders of all of the Series A Preferred Shares, (iii) at any time after Arthur Goldberg is no longer chairman of the Board of Directors of Bally Entertainment Corporation, thirty-five (35) days after receiving notice from the holders of all of the Series A Preferred Shares or (iv) receipt of a Holder's Notice, the Corporation shall redeem all outstanding Series A Preferred Shares by paying in cash therefor an amount per share equal to the Redemption Price if due to clause (i), (ii) or (iii) of this sentence or the





























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     greater of the Redemption Price or the "Special Redemption Price" (as
     hereinafter defined) if due to clause (iv) of this sentence. The term "Special Redemption Price" for each share of Series A Preferred Shares shall mean the aggregate value of the shares of Bally Common Stock that a share of Series A Preferred Shares is exchangeable into, and any other securities, rights, evidence of indebtedness or assets that holders of Series A Preferred Shares would be entitled to receive per share pursuant to Section 5(d) of Section D which value shall be the sum of (i) the product of the aggregate shares of Bally Common Stock that a share of the Series A Preferred Shares is exchangeable into and the average closing price per share of Bally Common Stock for the five days following receipt of a Holder's Notice and (ii) the fair market value of any such rights, evidence of indebtedness or assets as determined in good faith by the Board of Directors of the Corporation and evidenced by a resolution thereof. December 31, 2001, and the date 35 days after receiving notice from all the holders of the Series A Preferred Shares are hereinafter referred to as the "Mandatory Redemption Date."

               3. At least ten (10) but not more than sixty (60) days prior to the date fixed for redemption, written notice shall be mailed, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series A Preferred Shares to be redeemed, at the address last shown on the records of the Corporation for such holder, or given by the holder to the Corporation for the purpose of notice, or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located, notifying such holder of the redemption to be effected, specifying the date fixed for redemption, the Mandatory Redemption Date or the Special Redemption Date (collectively, the "Redemption Date"), the Redemption Price, the place at which payment may be obtained and the date on which such holder's exchange rights as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). The shares of Series A Preferred Shares shall be exchangeable (subject to the provisions of paragraph 1 of Section D) at any time prior to the Redemption Date.
     On or after the Redemption Date, each holder of such shares to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered






























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     certificate shall be cancelled.  Failure to give the required
     Redemption Notice in a timely manner shall not render void the mandatory redemption provisions contained in this Section E, and failure to give such notice shall not alter or change the Mandatory Redemption Date or the Special Redemption Date.

               4. From and after the Redemption Date, all rights of the holders of Series A Preferred Shares as holders of such shares (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the Series A Preferred Shares and the Series A Preferred Shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of its stock on the Redemption Date are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares ratably among the holders of Series A Preferred Shares to be redeemed. The Series A Preferred Shares not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein in accordance with the terms contained herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of the Corporation's stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed.

          F.   Ranking.  With regard to rights to receive distributions
               -------
     upon the dissolution, liquidation or winding-up of the Corporation, the Series A Preferred Shares shall rank prior to the Common Shares or shares of any other class of capital stock of the Corporation.

          G.   Office or Agency of the Corporation.  The Corporation's
               -----------------------------------
     principal executive office shall be deemed an office or agency of the Corporation maintained for the transfer of Series A Preferred Shares and otherwise to effectuate all other transactions, including without limitation, exchange and redemption, in respect of the Series A Preferred Shares. The Corporation may maintain such other offices or agencies as it deems appropriate for such purposes upon notice to the holders of the Series A Preferred Shares.

               IN WITNESS WHEREOF, BALLY'S CASINO, INC. has caused this certificate to be made under the seal of the Corporation, signed by its Executive Vice President and attested by its Secretary, this 27th day of December, 1994.

                                   BALLY'S CASINO, INC.


                                   By: /s/ Lee S. Hillman
                                      --------------------------------
                                      Lee S. Hillman
                                      Executive Vice President

     Attest:


      /s/ Carol S. DePaul
     --------------------
     Carol S. DePaul
     Secretary